EXHIBIT 10(e)(27)

Name: Participant Name
Company Name: XEROX CORPORATION
Award Summary				Plan Name: Performance Share

Awarded < enter # of shares> PS of XRX Stock on <enter date>

Participant	<name>	Vesting Schedule

Stock Symbol	XRX	Vest Date	Target	Performance Start Date	Performance End Date
		<vesting date>	<# of shares>	<enter start date>	<enter end date>
Award Date	<date>

Awarded	< # of shares>

Award Type	PSS

Award Description	Performance Shares